Exhibit 99.1

Britesmile, Inc.
2006 - Quarterly Forecast (in $000’s) - Operating EBITDA - Excluding Stock Option Expense and Unusual Impacts of Costs and Gains Related to the Sale of the Associated Center Business

	Preliminary Actuals Q1 2006	Forecast Q2 2006	Forecast Q3 2006	Forecast Q4 2006	Forecast 2006

Total Revenue:	8,406	7,781	8,160	8,310	32,657
Total Operating & Occupancy Cost	3,456	3,641	3,692	3,724	14,512
Total SG&A	5,831	3,811	3,068	3,068	15,778

EBITDA	(882)	330	1,400	1,518	2,367

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